EXHIBIT 99.1


   Mile Marker International, Inc. Announces 2006 Financial Results

    POMPANO BEACH, Fla.--(BUSINESS WIRE)--Feb. 27, 2007--Mile Marker International, Inc. (OTCBB:MMRK), a specialty vehicle parts distributor and manufacturer, today announced its revenues and earnings for the year and the three months ended December 31, 2006.

    Mile Marker International, Inc. today announced that it earned net income of $108,173, or $0.01 per common share, for the year ended December 31, 2006, based on sales revenues of $18,898,554. An approximate 24% decrease in 2006 sales from $24,812,219 in 2005 sales was due primarily to a decrease of approximately $7,200,000 in military-related sales. In the fourth quarter of 2006, the Company incurred a net loss of $254,205, or $0.03 per common share, based on revenues of $3,842,357, compared to net income of $1,071,835 during the fourth quarter of 2005, or $0.11 per common share, based on revenues of $6,845,544.

    Richard Aho, President and CEO of Mile Marker International, Inc., said: "Our 2006 financial results were adversely affected by the shortfall in military-related sales. As we have previously noted, the timing of our military orders is intermittent and unpredictable. However, we have had to incur significant costs to be able to meet the obligations required by our unfilled military contracts. These costs include significant quantities of finished goods inventory to meet anticipated purchase orders as contractually required.

    The Company's Board of Directors believes that the unfilled military order backlog of approximately $46 million together with its inventory of finished goods and patents for the military hydraulic winch have substantial value, and the Board has approved plans to explore the divestiture of the Company's military business.

    The Company's management believes that it is in the best interest of its shareholders to concentrate and accelerate the continued growth of its aftermarket, commercial and OEM winch business worldwide. The Company's recently-expanded China factory with its new patented winch products has positioned the Company in a most advantageous position with the most technologically advanced winches at the most attractive prices. All of these plans are expected to result in much better financial results during 2007."

    Mile Marker International, Inc., through its wholly-owned subsidiaries, Mile Marker, Inc., Mile Marker West, Inc., and Mile Marker Automotive Electronics (ShenZhen), Ltd., is a manufacturer and distributor of specialized vehicle parts primarily for the four-wheel drive utility/recreational and military vehicle markets. The Company's unique patented hydraulic winch has received overwhelming acceptance by the U.S. military for installation on new and retrofitted Humvees.

    Forward Looking Statements

    Included in this release are certain "forward-looking" statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, sales and earnings growth, ability to attract and retain key personnel and general economic conditions, including uncertainties relating to global political conditions, such as terrorism. Information with respect to important risk factors that should be considered is contained in the Company's Annual Report on Form 10-KSB and its Form 10-QSB as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

    CONTACT: Mile Marker International, Inc., Pompano Beach
             Al Hirsch, Chief Financial Officer, 954-782-0604 al@milemarker.com